Exhibit 99.1

May 24, 2023

Dear Shareholder:

Our Company was formed 40 years ago on April 26, 1983, with the vision of creating a financial institution for the people, by the people.  We were focused on building and enriching local economies by retaining control of our local wealth; helping our neighbors obtain a quality of life that promotes values and inspires us to care for one another.  It was our desire that this effort would allow opportunities for our children and grandchildren to achieve financial security.  This is the founding purpose of your Company that still holds true today.

Community banks are very different from large, regional or national banks. Each has their own role in the marketplace; community banks are representative of the customers and businesses that they serve and focus largely on relationships and local community development.  Our loans and deposits come from the local families, businesses and institutions we serve.

Banking is about risk management (each loan we make has some probability of default, and all deposits can leave at any time), but prudent risk management is what creates successful banks.  Unfortunately, the banking industry is now being defined by the results of poor management of a few institutions. At Uwharrie Capital, we are careful, deliberate and experienced risk managers.  We regularly review, evaluate, and monitor the strength of our balance sheet and make necessary adjustments where they are needed.  We strive to operate legally, lawfully, ethically, and transparently in full compliance with all federal and state banking statutes and regulations that affect us.

Your Company has grown to $1.05 billion in total assets as of March 31, 2023, an increase of $72 million from the same period in 2022.  Deposit growth contributed to total asset growth.  Loan growth has been strong year-over-year at 13.7%, despite rising interest rates. Due to the strong deposit growth, we still have the funds to meet loan demand for our local consumers and businesses. Even with the growth in loans, the Company’s loan-to-deposit ratio is approximately 54%, allowing the Company to remain conservative in its approach to balance sheet risk management.

During the first quarter of 2023, Uwharrie Capital Corp adopted CECL (Current Expected Credit Losses: ASU 2016-13), a new required way to allocate a reserve for credit losses based on expected losses over the life of the loans. This adoption required the $1.9 million net reduction to retained earnings upon adoption to fund the reserve. In essence, there is now double the amount of reserve for credit losses set aside for potential problem assets, with no changes to the asset quality of the balance sheet.

Net income for the first three months of 2023 was $2.0 million, as compared to $801 thousand for the same three-month period in 2022.  This equates to $1.8 million in net income available to common shareholders, or $0.26 per share, compared to $662 thousand in net income available to common shareholders, or $0.09 per share, that we reported in 2022 for the same period.  The key driver of the improvement in earnings year-over-year is directly attributable to the increase in margins as a result of the drastically increasing rate environment along with growth in the volume of loans.

As we approach the warm, summer months, we are reminded of the gifts and joys that each day brings. We appreciate your loyalty to Uwharrie Capital Corp and your being a part of helping to build strong, sustainable Main Street economies.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2023	2022
Assets
Cash and due from banks	$7,339	$6,705
Interest-earning deposits with banks	110,039	109,005
Securities available for sale	331,154	322,268
Securities held to maturity, net (fair value $26,596 and $29,909, respectively)	29,164	30,722
Equity security, at fair value	326	383
Loans held for sale	4,089	11,910
Loans held for investment	516,394	445,924
Less: Allowance for credit losses on loans	4,596	4,156
Net loans held for investment	511,798	441,768
Premises and equipment, net	14,544	15,716
Interest receivable	3,837	2,731
Restricted stock	1,468	1,428
Bank-owned life insurance	7,686	9,095
Deferred income tax benefit	9,928	5,922
Loan servicing assets	4,746	5,240
Other assets	9,294	10,847
Total assets	$1,045,412	$973,740

Liabilities
Deposits:
Demand, noninterest-bearing	$279,097	$268,574
Interest checking and money market accounts	457,121	436,397
Savings accounts	101,625	109,535
Time deposits, $250,000 and over	54,133	21,809
Other time deposits	68,822	47,183
Total deposits	960,798	883,498
Short-term borrowed funds	982	1,344
Long-term debt	29,376	29,549
Other liabilities	12,413	12,191
Total liabilities	1,003,569	926,582

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,075,125 and 6,930,717 shares, respectively.
Book value per share $4.41 in 2023 and $5.14 in 2022 (1)	8,844	8,664
Additional paid-in capital	12,633	11,814
Undivided profits	36,930	31,213
Accumulated other comprehensive loss	(27,219)	(15,188)
Total Uwharrie Capital Corp shareholders' equity	31,188	36,503
Noncontrolling interest	10,655	10,655
Total shareholders' equity	41,843	47,158
Total liabilities and shareholders' equity	$1,045,412	$973,740

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2.5% stock dividend in 2022.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2023	2022

Interest Income
Interest and fees on loans	$6,367	$5,107
Interest on investment securities	2,867	1,378
Interest-earning deposits with banks and federal funds sold	1,070	40
Total interest income	10,304	6,525

Interest Expense
Interest paid on deposits	2,116	177
Interest paid on borrowed funds	343	337
Total interest expense	2,459	514

Net Interest Income	7,845	6,011
Provision for credit losses	284	118
Net interest income after provision for credit losses	7,561	5,893

Noninterest Income
Service charges on deposit accounts	249	243
Interchange and card transaction fees	304	238
Other service fees and commissions	889	901
Loss on sale of securities	(51)	(91)
Realized/unrealized gain (loss) on equity securities	34	(9)
Income from mortgage banking	694	1,267
Other income (loss)	(137)	80
Total noninterest income	1,982	2,629

Noninterest Expense
Salaries and employee benefits	4,744	5,016
Occupancy expense	453	425
Equipment expense	188	188
Data processing	204	212
Loan costs	93	169
Professional fees and services	258	212
Marketing and donations	382	334
Software amortization and maintenance	307	311
Other operating expenses	489	686
Total noninterest expense	7,118	7,553

Income before income taxes	2,425	969
Provision for income taxes	471	168
Net Income	$1,954	$801

Consolidated net income	$1,954	$801
Less: Net income attributable to noncontrolling interest	(139)	(139)
Net income attributable to Uwharrie Capital Corp and common shareholders	$1,815	$662
Net Income Per Common Share (1)
Basic	$0.26	$0.09
Assuming dilution	$0.26	$0.09
Weighted Average Common Shares Outstanding (1)
Basic	7,075,125	7,125,760
Assuming dilution	7,075,125	7,125,760